UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2005

Radiant Logistics, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50283	04-3625550
(Commission File Number)	(IRS Employer Identification Number)

1604 Locust Street, 3rd floor, Philadelphia, PA 19103
(Address of Principal Executive Offices)

(215) 545-2863
(Registrant’s Telephone Number, Including Area Code)

1521 West Orangewood Avenue, Orange, California 92868
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On October 20, 2005, the Company issued an aggregate of 1,818,182 shares of its common stock at a purchase price of $.44 per share for gross cash consideration of $800,000. On October 20, 2005, the Company received a subscription receivable for the sale of an additional 454,545 shares of its common stock, also at a purchase price of $.44 per share. The Company expects to receive these proceeds shortly. The shares were issued in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(2) of the Securities Act and the safe-harbor private offering exemption provided by Rule 506 promulgated under the Securities Act, without the payment of underwriting discounts or commissions to any person.

Item 5.01 Changes in Control of Registrant.

On October 18, 2005, Bohn H. Crain and Stephen M. Cohen, acquired 5,033,333 shares of the Company’s outstanding securities (constituting 67.9% of the Company’s outstanding securities) in privately negotiated purchases from the former officers and directors. Mr. Crain (through a control affiliate) acquired an aggregate of 3,775,000 shares from Mr. David Bennett and Mr. Daniel Bernstein for total consideration of $18,149. Mr. Cohen (through an affiliate) acquired 1,258,333 shares from Mr. Bernstein for total consideration of $6,050. Mr. Crain and Mr. Cohen used personal funds in order to purchase the shares from Mr. Bennett and Mr. Bernstein. The number of shares purchased do not include the effect of a stock dividend payable on October 20, 2005, discussed at Item 8.01 below.

Prior to the change in control transaction, the Company had been a development stage enterprise attempting to establish and operate retail golf stores. In conjunction with the change of control transaction, the Company discontinued its former business model, and intends to reposition itself as a global transportation and supply chain management company through the strategic acquisition of regional best-of-breed non-asset based transportation and logistics service providers.

Provided it can secure adequate funding in order to finance its growth objectives, the Company plans to achieve this objective by completing an initial platform acquisition and then expanding its geographic presence and service offerings through a combination of synergistic acquisitions and the organic expansion of its base of logistics operations.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In conjunction with the purchase transactions referred to in Item 5.01 above, on October 18, 2005, David Bennett and Daniel Bernstein resigned as the sole officers and directors of the Company and have been replaced by Bohn Crain, as the Chairman, Chief Executive Officer and Chief Financial Officer, and Mr. Cohen, as a Board member, Secretary and Treasurer.

Mr. Crain brings over 15 years of industry and capital markets experience in transportation and logistics. Since January 2005, Mr. Crain has served as the Chief Executive Officer of Radiant Capital Partners LLC (“Capital Partners”), an entity he formed to execute a consolidation strategy in the sector. Prior to founding Capital Partners, Mr. Crain served as the executive vice president and the chief financial officer of Stonepath Group, Inc. (“Stonepath”) from January 2002 until December 2004. Stonepath is a global non-asset based provider of third party logistics services listed on the American Stock Exchange. In 2001, Mr. Crain served as the executive vice president and chief financial officer of Schneider Logistics, Inc., a third-party logistics company, and from 2000 to 2001, he served as the vice president and treasurer of Florida East Coast Industries, Inc., a public company engaged in railroad and real estate businesses. Between 1989 and 2000, Mr. Crain held various vice president and treasury positions for CSX Corp., and several of its subsidiaries, a Fortune 500 transportation company listed on the New York Stock Exchange. Mr. Crain earned a Bachelor of Science in Accounting from the University of Texas.

In 2004, Mr. Cohen founded SMC Capital Advisors, Inc. which provides business and legal consulting services focusing on corporate finance and federal securities matters. From 2000 until 2004, Mr. Cohen served as senior vice president, general counsel and secretary of Stonepath, where he helped transition that company from a venture investor in early stage technology businesses to a global logistics company and assisted in the acquisition of domestic and international logistics companies in the United States, Asia and South America. Prior to 2000, Mr. Cohen practiced law, including having been a shareholder of Buchanan Ingersoll P.C., from 1996 to 2000, and a partner at Clark, Ladner, Fortenbaugh & Young from 1990 to 1996. Mr. Cohen earned a Bachelor of Science in Accounting from the School of Commerce and Finance of Villanova University in 1977, a Juris Doctor from Temple University in 1980, and an LLM in Taxation from Villanova University School of Law. Mr. Cohen is licensed to practice law in Pennsylvania.

We expect to enter into an employment agreement with our Chief Executive Officer, Mr. Crain, providing for an initial employment term of five years which shall automatically be renewed for consecutive one-year renewal terms thereafter, subject to certain notice provisions. It will provide Mr. Crain with the right to an annual base salary of $125,000 (which shall increase to $250,000 on the completion of our first acquisition.) In addition to his base salary, Mr. Crain will be entitled to bonus compensation based upon the achievement of certain target objectives of up to 50% of the base salary, as well as discretionary merit bonuses that can be awarded at the discretion of our Board of Directors. Mr. Crain will also be entitled to certain severance benefits upon his death, disability or termination of employment. The employment agreement will provide Mr. Crain with certain fringe benefits including participation in pension, profit sharing and bonus plans as applicable, and life insurance, hospitalization, major medical, paid vacation and expense reimbursement. Mr. Crain’s employment agreement will also contain standard and customary non-solicitation, non-competition, work made for hire, and confidentiality provisions.

In connection with his employment agreement, we will be issuing an option to Mr. Crain to purchase 2,000,000 shares of common stock, 1,000,000 of which will be exercisable at $.50 per share and the balance of which will be exercisable at $.75 per share. The options will have a term of 10 years and vest in equal annual installments over the five year period commencing on the date of grant.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

(a) Name Change.

On October 20, 2005, through a merger with Radiant Logistics, Inc., a wholly-owned subsidiary, effected under Section 259 of the Delaware General Corporation Law, the Company’s Certificate of Incorporation was amended at Item “First” thereof to effect a name change from “Golf Two, Inc.” to “Radiant Logistics, Inc.”

ITEM 8.01 Other Events

 (a) Stock Dividend.

On September 23, 2005, the Company’s Board of Directors approved a 3.5 for 1 stock split of its issued and outstanding common stock which shall be effectuated through a dividend of 2.5 shares for each share of common stock outstanding as of the record date. The dividend was payable on October 20, 2005 for shareholders of record on October 20, 2005. After the split, the total number of the Company’s issued and outstanding shares of common stock is anticipated to be 25,964,177 shares. The common stock will continue to have a par value of $0.001 per share. Fractional shares will be rounded upward.

(b) Letter of Intent.

The Company has entered into a letter of intent to acquire an initial platform company which provides domestic and international freight forwarding services to a diversified account base of over 6,000 customers including manufacturers, distributors and retailers using a network of over 3,000 independent carriers and over 100 international agents positioned strategically around the world. Based upon unaudited management financial information provided to the Company in connection with its due diligence efforts, for the fiscal year ended June 30, 2005, the platform company realized normalized income from continuing operations of approximately $2.5 million on gross revenues of approximately $53.0 million.

The acquisition transaction is valued at up to $14,000,000, consisting of $10,000,000 payable in cash at closing; with the balance, subject to certain earn-out obligations, payable over a five-year period in a combination of cash and stock. The Company expects to finance the purchase price through a combination of a senior debt facility and a planned equity financing, both of which are in process, subject to completion.

Subject to its confirmatory due diligence and securing adequate purchase financing, the Company expects to close the transaction no later than the first quarter of 2006.

(c) Press Release.

On October 20, 2005, the Company issued a Press Release announcing the principal transactions covered by this Report. A copy of the Press Release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

2.1	Agreement and Plan of Merger between Golf Two, Inc. and Radiant Logistics, Inc dated October 18, 2005.

3.1	Amendment to Registrant’s Certificate of Incorporation (Certificate of Ownership and Merger Merging Radiant Logistics, Inc. into Golf Two, Inc. dated October 18, 2005).

4.1	Form of Securities Purchase Agreement (representing the private placement of shares of common stock in October 2005)

99.1	Press Release dated October 20, 2005

Safe Harbor Statement

This report included forward-looking statements within the meeting of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future operating performances, events, trends and plans. We have based these forward-looking statements on our current expectations, projections and assumptions about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that, if not realized, may that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. While it is impossible to identify all of the factors that may cause our actual operating performance, events, trends or plans to differ materially from those set forth in such forward-looking statement, such factors include the inherent risks associated with: (i) our ability to complete the pending acquisition on terms similar to those set forth in the letter of intent or otherwise, with the recognition that closing is subject to customary closing conditions, certain of which may be beyond our control: (ii) our ability to secure the necessary level of financing to complete the acquisition, whether on terms we believe are commercially reasonable, or otherwise; (iii) our assumption that the audited financial statements of the platform company (that will be completed prior to closing) will not differ materially from the unaudited financial statements reviewed by us; (iv) our assumption that the post closing level of operations of the company to be acquired will be consistent with its level of historic operations; (v) our belief that the transaction will constitute a platform acquisition under our business strategy; and (vi) our ability, assuming we complete our initial acquisition, to use this acquisition as a “platform” upon which we can build a profitable global transportation and supply chain management company, which itself relies upon securing significant additional funding, as to which we have no present assurances. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIANT LOGISTICS, INC.

Date: October 21, 2005	By:	/s/ Bohn H. Crain
Bohn H. Crain, CEO

Exhibit Index

2.1	Agreement and Plan of Merger between Golf Two, Inc. and Radiant Logistics, Inc dated October 18, 2005.

3.1	Amendment to Registrant’s Certificate of Incorporation (Certificate of Ownership and Merger Merging Radiant Logistics, Inc. into Golf Two, Inc. dated October 18, 2005).

4.1	Form of Securities Purchase Agreement (representing the private placement of shares of common stock in October 2005).

99.1	Press Release dated October 20, 2005